Exhibit 99.1

Contact:          John B. Williamson, III
                  Chairman, President and CEO
Telephone:        (540) 777-3810

FOR IMMEDIATE RELEASE

                               RGC RESOURCES, INC.
                         THIRD QUARTER FINANCIAL RESULTS

     ROANOKE, VA. (AUGUST 14, 2003)--RGC Resources, Inc. (NASDAQ: RGCO) announced an unaudited consolidated Company loss of $562,407 or $0.28 per share on 1,990,223 average diluted shares for the quarter ended June 30, 2003. This compares to a loss, for the same quarter last year, of $297,733 or $0.15 per share on 1,950,538 average diluted shares. The increase in quarterly loss was primarily attributed to the impacts of higher bad debt expense accruals compared to the same quarter last year, associated with higher past due balances resulting from higher energy costs and higher volume of sales from a colder winter heating season.

     Earnings for the 12 months ended June 30, 2003 were $3,590,090, or $1.82 per share on 1,976,454 average diluted shares outstanding compared to $1,803,329, or $0.93 per share on 1,931,157 average diluted shares for the 12 months ended June 30, 2002. The increase in earnings for the 12 month period are primarily attributed to the impact of higher revenues associated with a colder winter heating season, and the absence of the initial impairment charge recorded September 30, 2001, related to the restructuring of the Company's heating and air conditioning operation.

     RGC Resources, Inc. provides energy and related products and services to approximately 78,000 customers in Virginia and West Virginia through its operating subsidiaries including Roanoke Gas Company, Bluefield Gas Company, Diversified Energy Company and RGC Ventures, Inc. The Company is listed on the NASDAQ stock market, trading symbol RGCO.

     Unaudited summary financial statements for the third quarter and twelve-months year-to-date are as follows:






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                                      RGC Resources, Inc. and Subsidiaries

                      Condensed Consolidated Statements of Income and Comprehensive Income
                                                   (Unaudited)

                                                       Three Months Ended               Twelve Months Ended
                                                            June 30,                          June 30,
                                                     2003             2002              2003            2002
                                               ---------------------------------   ------------------------------
Revenues                                        $   19,292,181  $     14,175,352  $   100,422,211  $   81,582,344
Cost of sales                                       14,431,466         9,573,267       71,397,060      56,652,239
                                               ---------------   ---------------   --------------   -------------
Operating margin                                     4,860,715         4,602,085       29,025,151      24,930,105
Other operating expenses                             5,250,929         4,604,895       21,028,569      18,940,287
Impairment loss                                              -                 -           72,008         699,630
Interest expense                                       521,099           469,646        2,132,596       2,135,366
                                               ---------------   ---------------   --------------   -------------
Income before income taxes                            (911,313)         (472,456)       5,791,978       3,154,822
Income tax expense                                    (348,906)         (174,723)       2,201,888       1,351,493
                                               ---------------   ---------------   --------------   -------------
Net income (loss)                                     (562,407)         (297,733)       3,590,090       1,803,329
Other comprehensive income (loss), net of tax          (39,506)          (93,900)        (203,197)         81,777
                                               ---------------   ---------------   --------------   -------------
Comprehensive income (loss)                     $     (601,913) $       (391,633) $     3,386,893  $    1,885,106
                                               ===============   ===============   ==============   =============

Net earnings per share of common stock:
   Basic                                        $        (0.28) $          (0.15) $          1.82  $         0.94
                                               ===============   ===============   ==============   =============
   Diluted                                      $        (0.28) $          (0.15) $          1.82  $         0.93
                                               ===============   ===============   ==============   =============

Cash dividends per common share                 $        0.285  $          0.285  $         1.140  $        1.135
                                               ===============   ===============   ==============   =============

Weighted average number of common shares outstanding:
   Basic                                             1,990,223         1,950,538         1,973,684      1,927,778
   Diluted                                           1,990,223         1,950,538         1,976,454      1,931,157
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                                      Condensed Consolidated Balance Sheets
                                                   (Unaudited)

                                                                             June 30,
ASSETS                                                                2003              2002
                                                                 ---------------   --------------
Current assets                                                  $     21,724,793  $    15,643,640
Total property, plant and equipment, net                              70,556,895       68,043,089
Other assets                                                           1,272,266          971,856
                                                                 ---------------   --------------

  Total Assets                                                  $     93,553,954  $    84,658,585
                                                                 ===============   ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                             $     25,456,859  $    25,321,027
Long-term debt                                                        28,228,299       22,385,094
Deferred credits and other liabilities                                 5,080,831        4,006,746
                                                                 ---------------   --------------
Total Liabilities                                                     58,765,989       51,712,867
Stockholders' Equity                                                  34,787,965       32,945,718
                                                                 ---------------   --------------

  Total Liabilities and Stockholders' Equity                    $     93,553,954  $    84,658,585
                                                                 ===============   ==============
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